EXHIBIT 99.1

Shareholder Newsletter

October 2012

To those new shareholders of Bion, my name is Craig Scott.  I am Vice President Capital Markets and Investor Relations and I’ve been involved with Bion, in one form or another, for twenty years.

Because many of you have purchased your stock on an “unsolicited” basis or otherwise do not have a broker following the Company, this newsletter is designed to help keep you informed of Bion’s progress.  If you have a question or problem, feel free to call me.

Those who do not follow Bion regularly will see from the following discussion that much has happened since our last newsletter (available on the website). Those that follow the Company more closely know that ours is a relatively complicated story with a lot of moving parts. Hopefully, this letter will help you ‘connect the dots’ regarding the implications of recent events.

RECENT EVENTS

RTI International Study In May of this year, RTI completed a study for the Chesapeake Bay Commission, which represents the States of Maryland, Virginia and Pennsylvania, titled ‘Nutrient Credit Trading for the Chesapeake Bay: An Economic Study’. The study estimated that a properly-executed credit trading program applied across the Bay’s watershed could reduce cleanup costs by as much as 36 percent.

Estimated compliance costs without trading are $15 billion for Virginia, $11 billion for Maryland and will probably be significantly higher for Pennsylvania (which has not released an estimate) because PA’s obligation is more than double that of MD or VA. The approximately $500M that PA spent on municipal upgrades to achieve 1.7M pounds of nitrogen reduction (of their 34M pound obligation) suggests a far higher cost estimate. Based on these projected and actual expenditures and the RTI study, such savings could easily total $20 billion (or more) for the Chesapeake Bay states alone.

The RTI study provides a credible, respected third-party analysis of the potential billions dollars in savings that can be achieved through nutrient trading (or similar approaches). The study demonstrates the Commission’s (and therefore EPA’s) support of nutrient trading and it also serves to highlight the wastefulness (and ultimate futility) of trying to solve the Bay’s nutrient problem by cranking down the screws on municipal plants and other costly downstream solutions, when there are much more cost-effective solutions available upstream at the largest source of nutrients--agriculture. Note that the study used a credit price benchmark of $14 per pound; Bion has conservatively run all of its models at $8--food for thought--if $14 per pound represents realistic future pricing, Bion’s potential is even brighter.

Until the last 18 months, Bion has often seemed like a lone voice crying out in the wilderness regarding the pollution from CAFOs and livestock agriculture on multiple issues including ammonia emissions and re-deposition, ground water contamination and public health issues. However, this has radically altered and most of the matters Bion has high-lighted in the past have now become generally recognized and accepted.

Besides the RTI study, several reports on the problems of excess nutrients (and its primary agriculture source) have been issued recently from organizations including the National Association of Clean Water Agencies, the National Academy of Sciences, the Environmental Working Group, and the Environmental Integrity Fund, to name a few. There have also been a number of articles on subjects ranging from agricultural nutrient problems to excess antibiotic usage and downstream pathogen and hormone issues to the substantial ammonia emissions from livestock facilities. Links to these reports and articles are available on the ‘Links’ tab on our website, www.biontech.com. The spotlight on the livestock industry is growing brighter and less forgiving.

BION’S PROGRESS

Bion’s biggest news came in August with the announcement that our credit verification plan for Kreider Dairy had been approved by Pennsylvania’s Department of Environmental Protection (PA DEP) and a full water quality management permit issued to replace the experimental permit. This was significant from several perspectives and at the time of this writing, in my opinion, has not yet been fully understood (or valued) by the market (Wall Street).

Credit Verification First, let’s talk about the verification of credits and its implications. In March 2012, Pennsylvania adopted a requirement that credits be ‘verified’ to qualify for inclusion in the state’s nutrient credit trading platform. ‘Verified’ means that the credit generation process meets US EPA guidelines requiring that reductions be real and measurable. Bion’s Kreider Dairy system is now producing verified credits that can be included in PA’s trading platform and utilized as offsets under its nutrient trading program.

Verified credits differ from traditional non-point source credits like agricultural BMP’s (best management practices), such as cover crops or buffer strips that uptake nutrients. These reductions cannot be measured and are instead based on modeled historical data and can vary in effectiveness from year to year based on climate, farming practices and growing conditions. EPA is working with state agencies and assorted conservation groups to provide offset factors that take into account this variability and provide assurance that these modeled credits will be sufficiently accountable and therefore eligible for a verified designation and included in offset programs.

The creation of a verified credit standard is critical to transitioning from our current sector allocation strategy that assigns arbitrary reduction targets to regulated point source categories such as municipal wastewater, storm water, industrial, etc., regardless of cost. A market-based approach based on scientific certainty and least-cost solutions will produce the same desired effects with substantial savings to taxpayers. Verified credits provide a standardized commodity so that nitrogen reductions can be bought and sold in a transparent and competitive market like any other commodity.

Bion believes that verified credits will become a national standard for both intra- and interstate trading programs in the Chesapeake, Mississippi, Great Lakes and many other watersheds. While the Chesapeake Bay requires annual reductions of 60M pounds of nitrogen, reductions needed for the Great Lakes are estimated at 200M to 250M pounds annually and for the Mississippi at over 1 billion pounds annually. As the market for nutrient trading matures and anticipated policy changes occur to make for a transparent and competitive platform, we are positioning ourselves to supply a large and ready market with verified credits.

Water Quality Management Permit In conjunction with the credit verification plan approval, the PA DEP issued a full WQM permit for the Bion-Kreider Dairy system. The WQMP replaces the experimental permit issued in 2010 that provided “conditional approval until the effectiveness of the device or treatment has been demonstrated to the satisfaction of the Department by ample field experience.”

Per the DEP letter that accompanied the WQMP, “DEP believes you have demonstrated that the technology will achieve the objective of generating credits [reducing nutrients].” The Bion-Kreider system at is now operating under the same type of permit and with the same level of scrutiny as a municipal wastewater plant, power generation, manufacturing or other industrial point source facility. This is a significant milestone for both Bion and the industry and again, in my opinion, the implications have been completely overlooked by the market, if not the industry.

To put this in context, a little background may be in order. First, understand that the livestock supply chain, in many respects, is suffering from a terminal case of ‘dislocation’ (or ‘mis-location’)…calving/farrowing are over here, back grounding over there, finishing down here, slaughter up there, processing way over there, feed from hundreds of miles away…lots of transportation back and forth. It’s a Rube Goldberg mess that can be explained simply: cheap diesel and cheap and abundant water.

Today’s supply chain was developed when diesel was less than a dollar per gallon. Today’s $4 (plus) diesel has placed a tremendous burden on the industry. Add water shortages, higher feed costs and the fact climate change is pushing the Corn Belt north, compounding transportation cost issues. While the industry needs to relocate, consolidate or otherwise restructure, a better public understanding of the environmental issues and higher land costs have them pretty much stuck where they are.

Why? It’s a combination of environmental impacts and economics. Livestock facilities are non-point source operations and not subject to the Clean Water Act and its permitting requirements. They operate under a Nutrient Management Plan which is nitrogen-limited based upon the agronomic uptake requirements of the respective crop.. . The NMP determines how much acreage is required for land-application of the waste based upon its nitrogen content, when it can be applied, etc. For example, depending on local geology, hydrology, climate and other conditions, the amount of land required to spread the waste from a dairy operation ranges from one-half to one acre per animal.

As you can see, a very large operation that spreads its manure in the traditional manner would require a tremendous amount of land. This would all but preclude them from locating near urban areas and even in the Midwest, with land values increasing along with corn and other grain prices, relocation costs would be prohibitive.

However, with a Bion system that provides measured reductions of nutrients, the amount of land required drops dramatically. There are several benefits:

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Livestock facilities can now be operated on far less acreage

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Infrastructure and operating costs for manure disposal can be reduced or eliminated

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Reduced footprint allows development in strategic locations that reduce costs and improve efficiencies, such as nearer urban markets

The last point is the most important. Bion’s Integrated Project model is focused on capturing key locations that provide near-access to large urban markets, such as the northeast US. Environmental impacts create substantial barriers to the improved economics of these locations. Our ability to reduce livestock’s environmental and physical footprint provides the key to unlock these economics. The Kreider WQMP is a clear signal to the industry and the market that Bion brings a new set of economics and opportunities to livestock production.

Fiscal Code Amendment In part through Bion’s efforts, the PA Senate passed a bill in July that calls for “a review of the cost, environmental, recreational and public health and safety impact and other benefits realized by the Commonwealth and Municipalities from reductions of water quality impairment from nutrients in major watersheds.” The study has already begun and is scheduled to conclude by the end of December.

The FCA study goes beyond the RTI study that focused on the cost-effectiveness of nutrient trading of upstream reductions. The FCA study will  evaluate the benefits of upstream treatment on local water quality and environmental benefits as reflected in improved public health and quality of life, as well as economic development opportunities.

Additionally, the FCA calls for an assessment of the use of competitive bidding for long-term verified credits and an analysis of funding options, including use of available federal, state or local funds for the purchase of credits. Bion has proposed a RFP program based on competitive bids that would be ‘scored’ to reflect the local. The RFP program would be funded through a reallocation of monies already slated for spending on high-cost downstream solutions--no new taxes.

The FCA is the first of its kind and we believe may well redefine Pennsylvania’s (and the Nation’s) current strategy of arbitrary sector allocations only to the point source categories that can be regulated under the Clean Water Act. Credit trading clearly provides a more cost-effective solution that resolves the downstream nitrogen issues at lower taxpayer cost and creates environmental, health and economic benefits to upstream communities.

Local Watershed Benefits Study In support of the FCA, Bion commissioned a study to assess local watershed benefits associated with Bion nutrient reduction projects. Bion’s study was conducted by Barry Evans, PhD, Senior Research Associate, Penn State Institutes of Energy and the Environment, and came to the conclusion that Bion’s projects would result in:

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decreased nitrate concentrations in groundwater resources (aquifers) used for local drinking water supplies.

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decreased soil phosphorus build-up that creates agronomic and ecological challenges, much like ‘burning’ your lawn from over-applying fertilizer.

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decreased phosphorus in local waterways that leads to freshwater eutrophication.

The report high-lighted the massive scale of phosphorus reductions in the three impacted waterways with US EPA phosphorus reduction mandates. In two of the waterways, Bion’s project alone will satisfy their phosphorus reduction targets. The third, Chickies Creek, is a high-profile watershed that has received much attention and grant money from many private and public organizations over the years. The Bion-Kreider project alone would provide more than 44% of its phosphorus reduction target.

Advanced Separation Technology As we announced in August, Bion has been testing new processes to separate the particulate nitrogen and phosphorus produced in the Bioreactor. This would be an enhancement to the existing use of centrifuge technology that concentrates particulates. Depending upon results from the trial, this enhancement may enable Bion to further its “separate and aggregate” strategy by producing specific particulate and soluble or dissolved products that can be used and valued differently than the present combined nutrient waste stream.

Bion believes that a successful trial of this technology will increase the environmental benefits of Bion’s systems while decreasing operating costs and creating potential new revenue streams for Integrated Projects.

IP COVERAGE

Since April 2011, Bion has added two additional US patents, bringing the number of US patents to seven, with one pending. Internationally, we have active patents now in Canada, New Zealand and Mexico, with applications pending for the European Union, Brazil, Argentina and Australia. Bion’s recently granted patents have enhanced and expanded protections for the application of Bion’s core biological nutrient management system for both nitrogen and phosphorus removal.

KREIDER FARMS

The Kreider Dairy system grand opening was held on July 21, 2011. I was there and it was VERY hot. In spite of that, we had a great turn out of about 130 people from across the Chesapeake Bay stakeholder community. US EPA and USDA were represented, along with a variety of state regulatory and legislative groups, environmental advocacy groups, farming interests, the municipal authorities association and several of its members, and representatives of the investment community, among others. If you haven’t seen it, our website homepage has links to the media coverage, as well as a video we produced from television news and our own footage.

Since then, Kreider has been busy expanding to take advantage of the increased capacity provided by the Bion system. Remember the earlier discussion: less nitrogen means less land required for manure application (or more animals utilizing the same land).

MOVING FORWARD

Chesapeake Bay The Chesapeake Bay Watershed Blue Ribbon Finance Panel noted that the economic value of the Bay may be over $1 trillion annually. We know the impacts of excess nutrients on the Bay as evidenced by declining fish, oyster and crab populations.  And we now understand the high costs to treat the problem with traditional downstream solutions vs. the substantially cheaper alternatives upstream.

The process to tap these low-cost solutions is moving forward quickly. Verified credits have become the standard. The FCA study to determine the local value of upstream solutions and ultimately provide a transparent credit marketplace is underway. The puzzle is almost complete. The last piece is the money to fund the upstream solutions. Bion is working with other stakeholders to establish a broad coalition in support of reallocating existing spending to these more cost-effective solutions. We believe it is not far off.

Integrated Projects Bion’s IP model took a very large step forward with the verification of credits and issuance of a full WQM permit. The livestock industry is between a rock and a hard place. Today, the rock is nitrogen and phosphorus; tomorrow – pathogens, antibiotics and hormones. The hard place is the current geographic distribution of the supply chain and all the inefficiencies it entails, as well as escalating costs and shrinking margins.

The industry is beginning to understand that the cost of food will increasingly be determined by the units of energy and water it takes to produce it. Bion’s ability to develop large scale production facilities on relatively small land parcels that reduce energy and water use creates a new paradigm for the industry.

Restructuring and relocating to more economically advantageous locations now becomes a reality for an industry that has been essentially hamstrung for 10 years. Bion anticipates that it will choose a location for its first Integrated Project during the next 6-9 months and commence the development process.

FROM ED SCHAFER

Ed Schafer is Bion’s Executive Vice Chairman. He is a former two-term Governor of North Dakota and was the US Secretary of Agriculture under George Bush. Ed brings a uniquely-qualified political perspective:

“During our recent meeting with the US Environmental Protection Agency, it was confirmed that the Federal Government does not directly regulate water conditions -- that responsibility falls to the states.  It was an important understanding for Bion as we work with the states in the Chesapeake Bay Watershed.

Each of the Bay states has a unique set of problems that will require their own unique solutions.  EPA affirmed the states’ rights to deal with those problems on their own terms, as long as their Bay obligation is met. The six states surrounding the Bay are developing ways to meet their obligation to reduce nutrients flowing into their streams, lakes, aquifers and wetlands.  To that end, EPA has taken a clear position authorizing and supporting nutrient trading as a potential solution that allows the states to more affordably comply with the Bay mandate.

As we work with states in their efforts to set policy for watershed nutrient clean-up programs, EPA can be helpful in guiding state political leaders into programs that can finally involve policy change that will encourage market place solutions from the private sector.  During our meeting with the water quality “Dream Team” at EPA, including the Deputy Administrator, it was refreshing to hear the second-highest ranking EPA official say, “what can we do to help?”

PERSONAL EDITORIAL

In speaking with many of you I have heard varying levels of frustration. Phrases like, “this is taking forever” or “it’s like watching paint dry” come to mind. I say it myself, at times. But remember, we are not trying to penetrate an existing market with a newer and better widget; we are building an entirely new market – from scratch.

In doing so, we are dealing with a wide and diverse range of stakeholders and interests: several federal and state regulatory agencies, federal and state political and legislative groups, environmental and conservation organizations, agriculture interests, municipal authorities and associations, development interests, the list is long. Each one of these groups has a vested interest in maintaining the status quo – they fear change, especially the impacts and potential costs to their own interests.

We are no longer the ‘lone voice’. Most of the important stakeholder groups have come to the logical conclusion that the way we deal (or don’t deal) with the livestock industry’s waste needs an overhaul. We just cannot continue to spend $60 billion per year on downstream treatment solutions while we ignore a problem some 20 times larger upstream.

And the livestock industry, with its supply chain inefficiencies, recognizes it is in dire need of a new direction. Bion has recently achieved several significant milestones on our path to provide that direction. I believe the market is not far from recognizing that progress and the opportunity it represents.

Best Regards,

Craig Scott

cscott@biontech.com

(303) 843-6191

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect’, ‘anticipate', ‘estimate’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.  Potential investors should carefully review the Company’s SEC Filings and other information when considering an investment.